Exhibit 99.1
PRESS RELEASE

BRISTOW GROUP REPORTS
SECOND QUARTER FISCAL YEAR 2023 RESULTS
AND ISSUES OUTLOOK FOR CALENDAR YEAR 2023

Houston, Texas
November 2, 2022
•Total revenues of $307.3 million in Q2 FY23 compared to $301.7 million in Q1 FY23
•Net income of $16.5 million, or $0.58 per diluted share, in Q2 FY23 compared to net income of $4.0 million, or $0.14 per diluted share, in Q1 FY23
•EBITDA adjusted to exclude special items, asset dispositions and foreign exchange gains was $33.9 million in Q2 FY23 compared to $37.1 million in Q1 FY23
•As of September 30, 2022, unrestricted cash balance was $199.5 million, with total liquidity of $251.2 million

FOR IMMEDIATE RELEASE — Bristow Group Inc. (NYSE: VTOL) today reported net income attributable to the Company of $16.5 million, or $0.58 per diluted share, for its fiscal second quarter ended September 30, 2022 (“Current Quarter”) on operating revenues of $299.4 million compared to net income attributable to the Company of $4.0 million, or $0.14 per diluted share, in the quarter ended June 30, 2022 (“Preceding Quarter”) on operating revenues of $294.1 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $42.7 million in the Current Quarter compared to $39.0 million in the Preceding Quarter. EBITDA adjusted to exclude special items, gains or losses on asset dispositions and foreign exchange gains was $33.9 million in the Current Quarter compared to $37.1 million in the Preceding Quarter. The following table provides a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding gains or losses on asset dispositions and foreign exchange gains (in thousands, unaudited). See “Non-GAAP Financial Measures” for further information on the use of non-GAAP financial measures used herein.

	Three Months Ended,
	September 30, 2022	June 30, 2022
Net income	$16,501	$4,015
Depreciation and amortization expense	16,051	16,536
Interest expense	10,008	10,242
Income tax expense	116	8,231
EBITDA	$42,676	$39,024
Special items:
Loss on impairment	—	5,187
PBH amortization	3,238	3,291
Merger and integration costs	291	368
Reorganization items, net	29	49
Other special items(1)	1,239	1,091
	$4,797	$9,986
Adjusted EBITDA	$47,473	$49,010
(Gains) losses on disposal of assets	(3,368)	2,101
Foreign exchange (gains)	(10,199)	(13,984)
Adjusted EBITDA excluding asset dispositions and foreign exchange	$33,906	$37,127
(1) Other special items include professional services fees that are not related to continuing business operations and other nonrecurring costs.

“The strengthening fundamentals in the offshore oil and gas market indicate that we are in the early innings of a multi-year growth cycle,” said Chris Bradshaw, President and CEO of Bristow Group. “International supply challenges and energy security concerns are expected to drive increased demand for services, while a tighter equipment market, constrained global labor force, and inflationary cost pressures should drive a material increase in rates. Combined with new contract additions in our government services business and improved activity levels for our fixed wing business in Australia, the fundamentals for Bristow’s business are improving significantly. A strong U.S. dollar is unfortunately muting the full impact of these improvements in our calendar year 2023 financial outlook.”
Sequential Quarter Results
Operating revenues in the Current Quarter were $5.2 million higher compared to the Preceding Quarter. Operating revenues from oil and gas services were $2.0 million higher primarily due to higher lease payment collections from Cougar Helicopters Inc. (“Cougar”), which are recognized on a cash basis, and higher utilization in the Africa region. These increases were partially offset by the weakening of the Norwegian krone and British pound sterling relative to the U.S. dollar. Operating revenues from government services were $0.2 million lower primarily due to the weakening of the British pound sterling relative to the U.S. dollar, partially offset by the acquisition of British International Helicopters Services (“BIH”). Operating revenues from fixed wing services were $3.0 million higher due to higher utilization.
Operating expenses were $6.9 million higher in the Current Quarter primarily due to higher personnel, repairs and maintenance costs, and other expenses.
General and administrative expenses were $1.0 million higher in the Current Quarter primarily due to higher professional services fees.
During the Current Quarter, the Company disposed of three helicopters and other assets and recognized a net gain of $3.4 million. During the Preceding Quarter, the Company recognized a loss on disposal of assets of $2.1 million from the sale of five helicopters.
Other income, net of $11.3 million in the Current Quarter primarily resulted from foreign exchange gains of $10.2 million. Other income, net of $16.8 million in the Preceding Quarter primarily resulted from foreign exchange gains of $14.0 million and government grants to fixed wing services of $2.5 million.
Income tax expense was $0.1 million in the Current Quarter compared to $8.2 million in the Preceding Quarter. The effective tax rate during the Current Quarter is lower than the U.S. statutory rate due to the mix of earnings from our U.S. and foreign jurisdictions, the impact of utilizing net operating losses in certain jurisdictions and the tax impact of foreign exchange losses outside the U.S.

Fiscal Year 2023 Outlook
Please read the paragraph entitled "Forward Looking Statements Disclosure" below for further discussion regarding the risks and uncertainties as well as other important information regarding the guidance. The following guidance also contains the non-GAAP financial measure of Adjusted EBITDA. Please read the paragraph entitled “Non-GAAP Financial Measures” for further information.
Select financial targets for the calendar year commencing January 1, 2023 and ending December 31, 2023 (“Calendar Year 2023” or “CY2023”) are as follows:

Calendar Year 2023E (in USD, millions)
Operating revenues:
Oil and gas services	$735 - $825
Government services	$315 - $330
Fixed wing services	$90 - $105
Other services	$10 - $15
Total operating revenues	$1,150 - $1,275

Adjusted EBITDA, excluding asset dispositions and foreign exchange (gains) losses	$140 - $160

Cash interest	~$40
Cash taxes	$20 - $25
Capital expenditures:
Maintenance	$15 - $20
Growth	$25 - $30
Total capital expenditures	$40 - $50
There are two main ways in which foreign currency fluctuations impact Bristow’s reported financials. The first is primarily non-cash foreign exchange gains (losses) that are reported in the Other Income line on the Income Statement. These are related to the revaluation of balance sheet items, and they are now excluded in our Adjusted EBITDA presentation. The second is through impacts to certain revenue and expense items, which impact the Company’s cash flows. The primary exposure is the GBP/USD exchange rate, and this impact is discussed below to offer a more comparable currency basis.

	CY 2023E	LTM as of 09/30/2022
	(in millions, except for exchange rates)

Adjusted EBITDA, excluding asset dispositions and foreign exchange (gains) losses	$140 - $160	$133

Average GBP/USD exchange rate	1.16	1.28
Each £0.01 movement in the GBP/USD exchange rate would impact CY2023E Adjusted EBITDA by +/- ~$1.5 million.
For illustrative purposes, if the GBP/USD exchange rate in CY2023E were equivalent to the average GBP/USD exchange rate over the last twelve month (“LTM”) period ending September 30, 2022, the Adjusted EBITDA guidance range would be $158 - $175 million.

Outlook by Line of Service
Oil and Gas:
We are seeing positive signs that the offshore oil and gas market is entering a multi-year growth cycle. Given our sector’s late cycle exposure and the lag effect involving new projects, this should become evident in our financials in CY 2023. A tighter equipment market, constrained global labor force, and inflationary cost pressures should drive meaningful rate increases.
Europe region:
Activity in this region remained relatively less affected during the recent industry downturn,     particularly in Norway. We were awarded a new four-year SAR contract in Norway, expected to start in September 2023. A stronger U.S. dollar relative to the British pound sterling and Norwegian krone represents headwinds for the financial results in this region.
Americas region:
Increased customer activity and contract awards are expected to drive increased utilization in the U.S. Gulf of Mexico and Brazil. GOM SAR activity lower due to fewer COVID-related flights, but we expect positive offset from an adjustment to our contracting model. Guyana revenues to decline due to the end of a customer contract at year-end 2022.
Africa region:
Beginning to see a gradual increase in market activity and customer focus shifting towards reliability and service quality over absolute cost.
Government Services:
Business expanding based on new contract awards and BIH acquisition. Full year impact of Netherlands SAR contract and the Dutch Caribbean SAR contract to have positive impact in CY2023. UK SAR rate increase in CY 2023. A stronger U.S. dollar relative to the British pound sterling represents headwinds for financial results.
Fixed wing and other services:
The reopening of borders in Australia driving increased activity. Beginning to see growth from charter revenues, expected to continue through 2023. Pilot shortages in the region will remain a challenge.

Liquidity and Capital Allocation
As of September 30, 2022, the Company had $199.5 million of unrestricted cash and $51.7 million of remaining availability under its amended asset-based revolving credit facility (the “ABL Facility”) for total liquidity of $251.2 million. Borrowings under the amended ABL Facility are subject to certain conditions and requirements.
In the Current Quarter, purchases of property and equipment were $9.0 million, and cash proceeds from dispositions of property and equipment were $9.1 million, resulting in net purchases of / (proceeds from) property and equipment (“Net Capex”) of $(0.1) million. In the Preceding Quarter, purchases of property and equipment were $9.0 million, and cash proceeds from dispositions of property and equipment were $7.6 million, resulting in Net Capex of $1.5 million. See Adjusted Free Cash Flow Reconciliation for a reconciliation of Net Capex and Adjusted Free Cash Flow.
During the Current Quarter, the Company repurchased 267,419 shares of common stock in open market transactions for gross consideration of $6.3 million, at an average cost per share of $23.41.

Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, November 3, 2022, to review the results for the fiscal second quarter ended September 30, 2022. The conference call can be accessed as follows:
All callers will need to reference the access code 940005.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (800) 289-0462

Outside the U.S.: Operator Assisted International Dial-In Number: (856) 344-9298
Replay
A replay of the call will be available through November 17, 2022, using the link https://event.webcasts.com/starthere.jsp?ei=1580434&tp_key=1bd2862309. An audio replay will also be available on the Company’s website at www.bristowgroup.com shortly after the call and will be accessible through November 17, 2022. The accompanying investor presentation will be available on November 3, 2022 on Bristow’s website at www.bristowgroup.com.
For additional information concerning Bristow, contact Jennifer Whalen at InvestorRelations@bristowgroup.com, (713) 369-4636 or visit Bristow Group’s website at https://ir.bristowgroup.com/.
About Bristow Group
Bristow Group Inc. is the leading global provider of innovative and sustainable vertical flight solutions. Bristow primarily provides aviation services to a broad base of major integrated, national and independent offshore energy companies. Bristow provides commercial search and rescue (“SAR”) services in several countries and public sector aviation services such as SAR and other services on behalf of government entities. Additionally, the Company offers ad hoc helicopter and fixed wing transportation services.
Bristow currently has customers in Australia, Brazil, Canada, Chile, the Dutch Caribbean, the Falkland Islands, Guyana, India, Mexico, the Netherlands, Nigeria, Norway, Spain, Suriname, Trinidad, the U.K. and the U.S.
Forward-Looking Statements Disclosure
This press release contains “forward-looking statements.” Forward-looking statements represent Bristow Group Inc.’s (the “Company”) current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words and, for the avoidance of doubt, include all statements herein regarding the Company’s financial targets for Calendar Year 2023 and operational outlook. These statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, reflect management’s current views with respect to future events and therefore are subject to significant risks and uncertainties, both known and unknown. The Company’s actual results may vary materially from those anticipated in forward-looking statements. The Company cautions investors not to place undue reliance on any forward-looking statements. Forward-looking statements (including the Company’s financial targets for Calendar Year 2023 and operational outlook) speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based that occur after the date hereof, except as may be required by applicable law.

Risks that may affect forward-looking statements include, but are not necessarily limited to, those relating to: public health crises, such as pandemics (COVID-19) and epidemics, and any related government policies and actions; any failure to effectively manage, and receive anticipated returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions; our inability to execute our business strategy for diversification efforts related to, government services, offshore wind, and advanced air mobility; our reliance on a limited number of customers and the reduction of our customer base as a result of consolidation and/or the energy transition; the possibility that we may be unable to maintain compliance with covenants in our financing agreements; global and regional changes in the demand, supply, prices or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries (OPEC) and other producing countries; fluctuations in the demand for our services; the possibility that we may impair our long-lived assets and other assets, including inventory, property and equipment and investments in unconsolidated affiliates; the possibility of significant changes in foreign exchange rates and controls; potential effects of increased competition and the introduction of energy efficient alternative modes of transportation and solutions; the possibility that we may be unable to re-deploy our aircraft to regions with greater demand; the possibility of changes in tax and other laws and regulations and policies, including, without limitation, actions of the governments that impact oil and gas operations or favor renewable energy projects; the possibility that we may be unable to dispose of older aircraft through sales into the aftermarket; general economic conditions, including the capital and credit markets; the possibility that segments of our fleet may be grounded for extended periods of time or indefinitely; the existence of operating risks inherent in our business, including the possibility of declining safety performance; the possibility of political instability, war or acts of terrorism in any of the countries where we operate; the possibility that reductions in spending on aviation services by governmental agencies could lead to modifications of our search and rescue (“SAR”) contract terms with governments, our contracts with the Bureau of Safety and Environmental Enforcement (“BSEE”) or delays in receiving payments under such contracts; the effectiveness of our environmental, social and governance initiatives; the impact of supply chain disruptions and inflation and our ability to recoup rising costs in the rates we charge to our customers; and our reliance on a limited number of helicopter manufacturers and suppliers.

If one or more of the foregoing risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022 (the “Annual Report”) which we believe over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. You should consider all risks and uncertainties disclosed in the Annual Report and in our filings with the United States Securities and Exchange Commission (the “SEC”), all of which are accessible on the SEC’s website at www.sec.gov.

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share amounts)
	Three Months Ended		Favorable/ (Unfavorable)
	September 30, 2022	June 30, 2022

Revenues:
Operating revenues	$299,391	$294,148	$5,243
Reimbursable revenues	7,879	7,589	290
Total revenues	307,270	301,737	5,533

Costs and expenses:
Operating expenses	231,423	224,501	(6,922)
Reimbursable expenses	7,673	7,287	(386)
General and administrative expenses	41,146	40,159	(987)
Merger and integration costs	291	368	77
Depreciation and amortization expense	16,051	16,536	485
Total costs and expenses	296,584	288,851	(7,733)

Loss on impairment	—	(5,187)	5,187
Gain (loss) on disposal of assets	3,368	(2,101)	5,469
Earnings from unconsolidated affiliates, net	630	115	515
Operating income	14,684	5,713	8,971

Interest income	627	74	553
Interest expense, net	(10,008)	(10,242)	234
Reorganization items, net	(29)	(49)	20
Other, net	11,343	16,750	(5,407)
Total other income, net	1,933	6,533	(4,600)
Income before income taxes	16,617	12,246	4,371
Income tax expense	(116)	(8,231)	8,115
Net income	16,501	4,015	12,486
Net loss (income) attributable to noncontrolling interests	17	(28)	45
Net income attributable to Bristow Group Inc.	$16,518	$3,987	$12,531

Basic earnings per common share	$0.59	$0.14
Diluted earnings per common share	$0.58	$0.14

Weighted average common shares outstanding, basic	27,958	28,269
Weighted average common shares outstanding, diluted	28,405	28,912

EBITDA	$42,676	$39,024	$3,652
Adjusted EBITDA	$47,473	$49,010	$(1,537)
Adjusted EBITDA excluding asset dispositions and foreign exchange	$33,906	$37,127	$(3,221)

BRISTOW GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	September 30, 2022	June 30, 2022
Oil and gas services:
Europe	$87,867	$90,053
Americas	88,015	84,665
Africa	21,194	20,362
Total oil and gas services	$197,076	$195,080
Government services	69,908	70,107
Fixed wing services	28,945	25,942
Other services	3,462	3,019
	$299,391	$294,148

FLIGHT HOURS BY LINE OF SERVICE (unaudited)

	Three Months Ended
	September 30, 2022	June 30, 2022
Oil and gas services:
Europe	10,373	10,851
Americas	10,361	10,292
Africa	2,914	2,688
Total oil and gas services	23,648	23,831
Government services	4,457	4,536
Fixed wing services	3,157	3,330
	31,262	31,697

BRISTOW GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)
	September 30, 2022	March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$201,303	$266,014
Accounts receivable	204,762	203,771
Inventories	79,430	81,674
Prepaid expenses and other current assets	38,961	28,426
Total current assets	524,456	579,885
Property and equipment	867,521	942,608
Investment in unconsolidated affiliates	17,000	17,585
Right-of-use assets	228,799	193,505
Other assets	125,564	90,696
Total assets	$1,763,340	$1,824,279

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$73,371	$63,497
Accrued liabilities	210,220	211,499
Short-term borrowings and current maturities of long-term debt	10,817	12,759
Total current liabilities	294,408	287,755
Long-term debt, less current maturities	492,868	512,909
Deferred taxes	37,371	39,811
Long-term operating lease liabilities	158,511	125,441
Deferred credits and other liabilities	11,348	22,995
Total liabilities	994,506	988,911

Stockholders’ equity:
Common stock	306	303
Additional paid-in capital	706,657	699,401
Retained earnings	231,725	211,220
Treasury stock, at cost	(63,009)	(51,659)
Accumulated other comprehensive loss	(106,447)	(23,450)
Total Bristow Group Inc. stockholders’ equity	769,232	835,815
Noncontrolling interests	(398)	(447)
Total stockholders’ equity	768,834	835,368
Total liabilities stockholders’ equity	$1,763,340	$1,824,279

Non-GAAP Financial Measures
The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. Each of these measures, as well as Free Cash Flow, Adjusted Free Cash Flow and Net Capex, each as detailed below, have limitations, and are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in the Company's financial statements prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) (including the notes), included in the Company's filings with the SEC and posted on the Company's website. EBITDA is defined as Earnings before Interest expense, Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occurred during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Management believes that the use of EBITDA and Adjusted EBITDA is meaningful to investors because it provides information with respect to the Company's ability to meet its future debt service, capital expenditures and working capital requirements and the financial performance of the Company's assets without regard to financing methods, capital structure or historical cost basis. Neither EBITDA nor Adjusted EBITDA is a recognized term under GAAP. Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following tables provide a reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands, unaudited). The Company is unable to provide a reconciliation of forecasted Adjusted EBITDA for Calendar Year 2023 included in this release to projected net income (GAAP) for the same period because components of the calculation are inherently unpredictable. The inability to forecast certain components of the calculation would significantly affect the accuracy of the reconciliation. Additionally, the Company does not provide guidance on the items used to reconcile projected Adjusted EBITDA due to the uncertainty regarding timing and estimates of such items. Therefore, the Company cannot reconcile forecasted Adjusted EBITDA for Calendar Year 2023 to net income (GAAP) for the same period without unreasonable effort.

	Three Months Ended
	September 30, 2022	June 30, 2022
Net income	$16,501	$4,015
Depreciation and amortization expense	16,051	16,536
Interest expense	10,008	10,242
Income tax expense	116	8,231
EBITDA	$42,676	$39,024
Special items (1)	4,797	9,986
Adjusted EBITDA	$47,473	$49,010
(Gains) losses on disposal of assets, net	(3,368)	2,101
Foreign exchange (gains)	(10,199)	(13,984)
Adjusted EBITDA excluding asset dispositions and foreign exchange	$33,906	$37,127
(1) Special items include the following:

	Three Months Ended
	September 30, 2022	June 30, 2022
Loss on impairment	$—	$5,187
PBH amortization	3,238	3,291
Merger and integration costs	291	368
Reorganization items, net	29	49
Other special items (2)	1,239	1,091
	$4,797	$9,986
______________________
(2) Other special items include professional services fees that are not related to continuing business operations and other nonrecurring costs.

Reconciliation of LTM Adjusted EBITDA

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	LTM
Net income (loss)	$16,501	$4,015	$(4,376)	$164	$16,304
Depreciation and amortization expense	16,051	16,536	16,919	17,223	66,729
Interest expense	10,008	10,242	10,241	10,230	40,721
Income tax expense (benefit)	116	8,231	3,260	(1,608)	9,999
EBITDA	$42,676	$39,024	$26,044	$26,009	$133,753
Special items (1)	4,797	9,986	9,838	5,393	30,014
Adjusted EBITDA	$47,473	$49,010	$35,882	$31,402	$163,767
(Gains) losses on disposals of assets, net	(3,368)	2,101	41	(727)	(1,953)
Foreign exchange (gains) losses	(10,199)	(13,984)	(5,950)	771	(29,362)
Adjusted EBITDA excluding asset dispositions and foreign exchange	$33,906	$37,127	$29,973	$31,446	$132,452

(1) Special items include the following:

	Three Months Ended
(1) Special items include the following:	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	LTM
Restructuring costs	$—	$—	$2,113	$17	$2,130
Loss on impairment	—	5,187	—	—	5,187
PBH amortization	3,238	3,291	3,062	3,060	12,651
Merger and integration costs	291	368	824	34	1,517
Reorganization items, net	29	49	43	29	150
Other special items (2)	1,239	1,091	3,796	2,253	8,379
	$4,797	$9,986	$9,838	$5,393	$30,014
______________________
(2) Other special items include professional services fees that are not related to continuing business operations and other nonrecurring costs.

Adjusted Free Cash Flow Reconciliation
Free Cash Flow represents the Company’s net cash provided by operating activities plus proceeds from disposition of property and equipment, less expenditures related to purchases of property and equipment. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude costs paid in relation to a PBH maintenance agreement buy-in, reorganization items, cost associated with recent mergers, acquisitions and ongoing integration efforts as well as other special items which include nonrecurring professional services fees and other nonrecurring costs or costs that are not related to continuing business operations.. Management believes that Free Cash Flow and Adjusted Free Cash Flow are meaningful to investors because they provide information with respect to the Company’s ability to generate cash from the business. The GAAP measure most directly comparable to Free Cash Flow and Adjusted Free Cash Flow is net cash provided by operating activities. Since neither Free Cash Flow nor Adjusted Free Cash Flow is a recognized term under GAAP, they should not be used as an indicator of, or an alternative to, net cash provided by operating activities. Investors should note numerous methods may exist for calculating a company's free cash flow. As a result, the method used by management to calculate Free Cash Flow and Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow. As such, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (in thousands, unaudited).

	Three Months Ended
	September 30, 2022	June 30, 2022
Net cash (used in) provided by operating activities	$(17,570)	$22,750
Plus: Proceeds from disposition of property and equipment	9,130	7,558
Less: Purchases of property and equipment	(9,018)	(9,046)
Free Cash Flow	$(17,458)	$21,262
Plus: PBH buy-in costs	31,236	—
Plus: Restructuring costs	—	1,479
Plus: Merger and integration costs	255	277
Plus: Reorganization items, net	51	42
Plus: Other special items	1,033	2,966
Adjusted Free Cash Flow	$15,117	$26,026
Net (proceeds from)/purchases of property and equipment (“Net Capex”)	(112)	1,488
Adjusted Free Cash Flow excluding Net Capex	$15,005	$27,514

BRISTOW GROUP INC. FLEET COUNT (unaudited)

	Number of Aircraft
Type	Owned Aircraft	Leased Aircraft	Consolidated Aircraft	Max Pass. Capacity	Average Age (years)(1)
Heavy Helicopters:
S-92	39	28	67	19	13
AW189	17	3	20	16	6
S-61	2	1	3	19	51
	58	32	90
Medium Helicopters:
AW139	50	4	54	12	12
S-76 D/C++/C+	22	—	22	12	12
AS365	1	—	1	12	33
	73	4	77
Light—Twin Engine Helicopters:
AW109	4	—	4	7	15
EC135	9	1	10	6	13
	13	1	14
Light—Single Engine Helicopters:
AS350	17	—	17	4	25
AW119	13	—	13	7	16
	30	—	30

Total Helicopters	174	37	211		14
Fixed Wing	6	9	15
UAV	2	2	4
Total Fleet	182	48	230
______________________
(1)Reflects the average age of helicopters that are owned.

The chart below presents the number of aircraft in our fleet and their distribution among the regions in which we operate as of September 30, 2022 and the percentage of operating revenue that each of our regions provided during the Current Quarter (unaudited).

	Percentage of Current Quarter Operating Revenue
						UAV	Fixed Wing
		Heavy	Medium	Light Twin	Light Single			Total
Europe	53%	61	8	—	3	4	—	76
Americas	32%	25	52	13	27	—	—	117
Asia Pacific	7%	—	2	—	—	—	13	15
Africa	8%	4	15	1	—	—	2	22
Total	100%	90	77	14	30	4	15	230